Exhibit 99.1

ORADUR(TM) Technology Milestone: New ORADUR-based Investigational Drug Candidate Commences Phase I Clinical Program

CUPERTINO, CA

August 2, 2006

DURECT Corporation (NASDAQ: DRRX) reported today the initiation of a Phase I clinical trial for a new ORADUR-based opioid drug candidate. This new drug candidate is the second ORADUR-based opioid drug to undergo clinical testing by King Pharmaceuticals, Inc. (NYSE: KG), the company which will be commercializing the drug candidate, if approved, and Pain Therapeutics, Inc. (NASDAQ: PTIE), DURECT’s licensee of the rights to the drug candidate and other ORADUR-based products incorporating oxycodone and three other opioid compounds. The first drug candidate under development by Pain Therapeutics and King Pharmaceuticals, Remoxy (ORADUR-based oxycodone), is currently in Phase III clinical testing. According to Pain Therapeutics and King Pharmaceuticals, the investigational new drug (IND) application for this new drug candidate has been accepted by the U.S. Food and Drug Administration (FDA). The active pharmaceutical drug in the new ORADUR-based opioid drug candidate has not been disclosed.

“We are very delighted with the advancement of our ORADUR technology platform and look forward to the continued progress of all of the products under the King Pharmaceuticals and Pain Therapeutics alliance,” stated James E. Brown, DVM, President and Chief Executive Officer. “Furthermore, we look forward to developing additional innovative sustained release oral gel-cap products that utilize other opioids and other active agents prone to abuse.”

About ORADUR

ORADUR sustained released oral gel-cap technology provides the unique characteristics of Remoxy and the other opioid drug candidates subject to the Pain Therapeutics and King Pharmaceuticals alliance. Products based on the ORADUR technology can take the form of an easy to swallow gelatin capsule that uses a high-viscosity base component, SABER(TM), to provide sustained release of active ingredients for a period of from 12 to 24 hours of drug delivery. Oral dosage forms based on the ORADUR gel-cap may also have the added benefit of being less prone to abuse than other controlled release dosage forms on the market today. ORADUR-based products can be manufactured by a simple process using conventional methods making them readily scalable. These properties have the potential to make ORADUR-based products an attractive option for pharmaceutical companies that seek to develop tamper and abuse resistant oral products.

About the Collaborations

On November 10, 2005, King Pharmaceuticals, Inc. and Pain Therapeutics, Inc. announced that the companies have entered into a strategic alliance to develop and commercialize Remoxy, an oral, long-acting, abuse-resistant oxycodone capsule, and other ORADUR-based abuse-resistant products using three other opioid drugs. The products under this collaboration are formulated with DURECT Corporation’s ORADUR technology under a development and license agreement between DURECT and Pain Therapeutics. Under the terms of the license agreement between Pain Therapeutics and DURECT, Pain Therapeutics has exclusive worldwide rights to develop and to commercialize Remoxy and other ORADUR-based products using oxycodone and three other opioid drugs. DURECT is reimbursed for formulation and other work performed under its agreement with Pain Therapeutics, and will receive milestone payments based on the achievement of certain technical, clinical or regulatory milestones, in addition to receiving royalties on end product sales. Pain Therapeutics has sublicensed the commercialization rights of Remoxy and other ORADUR-based opioid products to King Pharmaceuticals. Oxycodone is the active drug ingredient in Remoxy and in the branded product OxyContin(R), a leading brand name opioid used in the treatment of moderate-to-severe pain.

About DURECT

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies. The company is developing pharmaceutical systems to deliver the right drug to the right place in the right amount at the right time to treat chronic and episodic diseases and conditions.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s and our collaborators’ investigational products, development and clinical trial plans, commercial potential and possible economic returns are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s and that of its third-party collaborators’ abilities to successfully design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006 under the heading “Risk Factors.”

NOTE: SABER(TM) and ORADUR(TM) are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417